Byrna Technologies Inc. 8-K

 Exhibit 10.1

byrna
Technologies Inc.
OFFICE
100 Burtt Road
Suite 115
Andover, MA 01810
978.868.5011
info@byrna.com

August 20, 2020

David North
Wellesley, MA

Via email to: davidnorth.5000@gmail.com

Dear David,

I am pleased to formally offer you the position of Chief Financial Officer of Byrna Technologies Inc. starting August 31, 2020. As CFO you will work out of the corporate headquarters in Andover MA and will report directly to the CEO. We are excited about working with you and believe you can make a strong contribution to the success of the Company.

Responsibilities

As Chief Financial Officer you will be responsible for oversight of the Finance Department including

- Responsibility for all SEC Financial Reporting including preparation of the Company's Consolidated Financial Statements.
- Working with the CEO to build out a cost-effective financial department including such additional personnel as are necessary to support reporting, audit and SEC filing processes and to eliminate the existing material weaknesses by Fiscal 2020 year end.
- Interfacing with the Company's Independent Accountants to ensure timely and satisfactory completion of all Interim Reviews and Audits.
- Managing and Implementing all Special Projects related to Accounting and Tax Compliance including State and Local Tax Compliance and Valuation Allowances for the Company's NOL carryforwards.
- Interfacing with the Company's Accountants to ensure timely and accurate preparation and filing of all periodic and annual state, federal and foreign Income Tax Filings
- Working with the CEO, CLO and outside advisors to identify any tax and balance sheet considerations related to mergers, acquisitions and financing transactions
- Reviewing, implementing and maintaining procedures and internal reporting to ensure accuracy and integrity of financial information related to manufacturing processes including cost accounting, product rationalization, and inventory management
- Providing CEO with regular real time updates on all key financial metrics including inventory manufacturing and sales data as are requested.
- Ensuring month end reporting to the CEO and CLO is completed within 7 days of each month's end.
- Working with each department (including CLO/Compliance/ HR/IR/ R&D) to develop and implement budgets and policies and procedures for vendor payment, patent and trademark applications and maintenance, budget adjustments and ongoing monitoring including

DN

automation of related processes, and personnel management to minimize time burden on CEO and operating department heads. • Working with the CLO and outside consultants to formalize and implement policies and procedures in the finance department to eliminate existing material weaknesses by year end. • Working with the CLO to ensure practical and cost-effective establishment of policies and procedures to meet applicable standards under Sarbanes-Oxley as well as related NASDAQ and SEC rules. • Supporting all efforts by the CLO and Director of Human Resources to facilitate the development of a positive corporate culture, minimum standards and best practices. You will receive an annual base salary of $250,000 USD, payable in equal bi-weekly installments. You will be eligible for a discretionary annual bonus targeted to be 30% of annual base salary. You will also be eligible to participate in the Company's Long-term Incentive Plan (that is expected to provide senior management with a package of RSU's ). This plan is designed to provide long-term incentive and participation in the growth of the Company. This long-term incentive plan is being finalized for the Company by Korn Ferry and should be ready for implementation shortly. Your long-term incentive package is expected to be comprised of 600,000 restricted stock units that will vest based on "double triggers" of time and stock price appreciation . Your participation in the plan will start after 90 days with the Company. Benefits: You will be eligible to participate in the group health care plan and any other benefits the Company provides for its employees. If elected, health care benefits are effective 30 days after your start date. The Company will pay 80% of the cost of the Company provided health insurance for you and your family. The Company's policies and plan documents govern benefits provided to employees and should be consulted for the details of each plan. The Company will provide you with the relevant documentation in connection with such benefits upon hire. In the Company's sole discretion, such plans, policies, or programs may be adopted, modified or terminated from time to time, and this letter does not establish any vested rights in pay or benefits. Employment Agreements Byrna is a publicly traded company. You cannot trade in the Company's securities without pre-clearing the trade with the Company's Compliance Officer. You will be required to read and sign the company's Ethics Policy, Insider Trading Policy, Whistleblower Policy and, when issued, the Employee Handbook. You will be required to sign a restrictive covenant agreement as a condition of your employment or continued employment. vacation & PTO You will be entitled to vacation and PTO in keeping with Company policy which currently affords senior executives three weeks of paid vacation and 6 personal days. PTO dates must be coordinated to assure coverage in your absence and approved in advance by me. The Company reserves the right to modify its vacation and PTO policies at any time, with or without notice.

Classification This position is exempt under the federal and Massachusetts wage- hour laws. Accordingly, your salary is intended to compensate you for all hours worked, and you will not be eligible for overtime compensation for hours worked in excess of 40 in any given workweek. At-Will Employment You will be an employee at will, meaning that your employment is not for any set term and will continue until terminated either by you or the Company. You can resign at any time you can quit at any and can be terminated at any time with or without cause. However, we request the courtesy of two (2) weeks' notice if you intend to resign from your position. Your status as an at-will employee cannot be changed without the express written approval of the Company's CEO. However, if you are able to achieve the goals set out for you, we expect this to a long-term relationship. Executive Representations By accepting this offer, you warrant that prior to your acceptance of this offer you have disclosed to the Company all potential restrictions upon your ability to comply with the terms of this offer and fully perform your duties as an employee of the Company. Please notify me immediately if you are subject to a confidentiality, non-compete, or non-solicitation agreement that that may restrict your activities at the Company. Please note that this letter does not create a contract for employment or a contract for pay or benefits, nor shall it be construed as guaranteeing employment for a specific period of time or for future employment and does not abrogate the at-will status of our employment with the Company. Further the offer contained in this letter may be revoked by the Company at any time prior to acceptance. Please indicate your acceptance by signing below and returning to me as soon as pos ible. I am looking forward to working together to bring Byrna to the next level. Sincerely,Bryan S. Ganz Accepted:/s/ David North David North